Exhibit 99.1

Press Release	Source: DynCorp International LLC

DynCorp International LLC Reports Third Quarter Results

IRVING, TEXAS – February 21, 2006 – DynCorp International LLC and its subsidiaries (collectively, the “Company”), a provider of specialized mission-critical outsourced technical services to civilian and military government agencies, today reported revenue of $553.6 million, net income of $5.6 million, and EBITDA of $35.3 million for the 3-month period that ended December 30, 2005.

Third Quarter Operating Results

Revenue of $553.6 million increased $84.0 million or 17.9 percent when compared to revenue from the prior year quarter and increased $114.0 million or 25.9 percent when compared to revenue reported for the Company’s second fiscal quarter ended September 30, 2005. The source of revenue growth when comparing to the prior year quarter was primarily the result of the following programs within the Company’s International Technical Services operating segment:

•	International Narcotics and Law Enforcement Air Wing Program: Revenue increased $37.1 million from a new contract award going into effect November 1, 2005 and added work to provide helicopter support for ground eradication efforts in Afghanistan;

•	Civilian Police Program: Revenue increased $31.2 million from added effort in the Middle East;

•	Hurricane Relief Efforts: Revenue of $13.9 million was achieved during the quarter from work in support of the Hurricane Katrina relief efforts.

The Company reported net income of $5.6 million for the 3 months that ended December 30, 2005, compared with $21.2 million for the prior year quarter – a decrease of $15.6 million or 73.6 percent. The Company’s net income decrease resulted primarily from the added interest expense and intangible asset amortization related to its acquisition occurring on February 11, 2005 more fully discussed in the section titled “Basis of Presentation”.

The Company achieved earnings before interest, taxes, depreciation and amortization (EBITDA) of $35.3 million for the 3 months that ended December 30, 2005, compared with EBITDA of $32.8 million for the 3 months ended December 31, 2004. The higher current year EBITDA resulted from the factors driving increased revenue and a shift in the Company’s contract mix. The Company’s percentage of revenue derived from its cost-reimbursable contract types has declined and shifted to a higher percentage of revenue derived from its time-and-materials and fixed-price contract types. The Company’s cost-reimbursable contract types have a bias to generate lower margins than those realized from the Company’s time-and-materials or fixed-price contract types.

EBITDA is a primary component of certain covenants under the Company’s senior credit facility. In addition, EBITDA does not represent net income or cash flows from operations, as these terms are defined by accounting principals generally accepted in the United States of America. A detailed reconciliation of net income to EBITDA has been included and should be read in conjunction with this release.

Nine Month Operating Results

The Company reported revenue of $1,418.2 million for the nine months that ended December 30, 2005. This represented an increase $18.2 million or 1.3 percent when compared to revenue from the nine months that ended December 31, 2004. The Company has reported revenue by quarter during the current fiscal year as follows:

Three Months Ended,			Nine Months Ended, December 30, 2005
July 1, 2005	September 30, 2005	December 30, 2005
$425.0 million	$439.6 million	$553.6 million	$1,418.2 million

The Company reported net income of $13.7 million for the nine months that ended December 30, 2005, compared with $54.4 million for the nine months that ended December 31, 2004 – a decrease of $40.7 million or 74.8 percent. The Company’s net income decrease resulted primarily from the added interest expense and intangible asset amortization related to its acquisition occurring on February 11, 2005 more fully discussed in the section titled “Basis of Presentation”.

The Company achieved adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $100.9 million for the nine months that ended December 30, 2005, compared with EBITDA of $90.9 million for the nine months that ended December 31, 2004. The current year adjusted EBITDA improvement results from a shift in contract mix to higher margin time-and-materials and fixed-price contract types and the recognition of an equitable adjustment related to the Company’s Civilian Police program. The equitable adjustment resulted in a pre-tax earnings benefit of $5.5 million.

Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined by accounting principals generally accepted in the United States of America. A detailed reconciliation of net income to adjusted EBITDA has been included and should be read in conjunction with this release.

Liquidity

As of December 30, 2005, the Company possessed $24.8 million of cash on hand and had available to borrow approximately $67.2 million under its revolving credit facility. Subsequent to December 30, 2005, the Company entered into the first amendment and waiver of its senior secured credit facility. The first amendment and waiver increases the revolving commitment under the Company’s senior secured credit facility from $75 million to $90 million, an increase of $15 million. The amendment also increased the Company’s sub-limit for letters of credit in a like amount. The first amendment and waiver permit certain activities related to the use of proceeds in the event the Company’s parent, DynCorp International Inc., completes an initial public offering of its common stock. The permitted activities are outlined in detail in the Company’s third quarter Form 10-Q, filed with the Securities and Exchange Commission on February 21, 2006.

Other Matters

The Company filed a registration statement on Form S-4 for the new senior subordinated notes with the Securities and Exchange Commission on August 8, 2005. The registration statement was declared effective by the Securities and Exchange Commission on November 8, 2005. The Company launched an exchange offer with respect to $320.0 million of the original senior subordinated notes, which expired at 12:00 midnight EST, on December 7, 2005. The Company exchanged approximately 99.9% of the original senior subordinated notes.

About DynCorp International LLC and subsidiaries

DynCorp International LLC and its subsidiaries is a provider of specialized mission-critical outsourced technical services to civilian and military government agencies. Headquartered in Irving, Texas, DynCorp International employs more than 13,600 people in some 32 countries. It traces its beginnings to the founding of Land-Air, Inc. in 1946.

For additional information concerning the Company, visit the Company’s Web site at www.dyn-intl.com. The statements in this press release that are not historical fact are “forward-looking statements”. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of its control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the demand for services which the Company provides; the activities of competitors; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the United States; acts of war or terrorist activities; variations in performance of financial markets; and other factors described in the “Risk Factors” section in the Company’s prospectus filed with the Securities and Exchange Commission on November 8, 2005. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

-Tables to Follow-

Basis of Presentation

On February 11, 2005, DynCorp International was sold by Computer Sciences Corporation (“CSC”) to an entity controlled by The Veritas Capital Fund II, L.P. and its affiliates (“Veritas”). The Company refers to this sale as the “2005 Acquisition”. The financial information presented below for the quarter ended December 31, 2004, falls into the period of CSC ownership, and is referred to as the “immediate predecessor period.” The Company refers to financial statements from and after the 2005 Acquisition as the “successor period.” The presentation of financial results during the “immediate predecessor period” are presented on a historical basis and do not include the significant impact that the 2005 Acquisition has had on the Company.

DYNCORP INTERNATIONAL LLC

CONSOLIDATED STATEMENT OF INCOME

In Thousands

(Unaudited)

	Successor Period		Immediate Predecessor
	Nine Months Ended December 30, 2005	Three Months Ended December 30, 2005	Nine Months Ended December 31, 2004	Three Months Ended December 31, 2004
Revenues	$1,418,245	$553,561	$1,400,054	$469,541

Cost of services	1,262,255	498,523	1,263,414	419,155

Selling, general, and Administrative	59,874	21,013	46,452	17,818
Depreciation and amortization	32,763	10,563	5,095	1,493

Operating income	63,353	23,462	85,093	31,075

Other expense (income):

Interest expense	42,278	14,595	—	—

Interest income	(166)	(113)	(130)	(70)

Income (loss) before income taxes	21,241	8,980	85,223	31,145
Provision for income taxes	7,553	3,389	30,779	9,905

Net income (loss)	$13,688	$5,591	$54,444	$21,240

The following table presents a reconciliation of net income to EBITDA and adjusted EBITDA for the periods discussed in this press release:

Net Income to Adjusted EBITDA Reconciliation

In Millions

	Successor Period		Immediate Predecessor
	Nine Months Ended December 30, 2005	Three Months Ended December 30, 2005	Nine Months Ended December 31, 2004	Three Months Ended December 31, 2004
Net income	$13.7	$5.6	$54.4	$21.2
Provision for taxes	7.6	3.4	30.8	9.9
Interest expense	42.3	14.6	—	—
Depreciation and amortization (1)	34.4	11.7	5.7	1.7

EBITDA	$98.0	$35.3	$90.9	$32.8
Adjustments to EBITDA:
Management retention bonus (2)	2.9	—	—	—

Adjusted EBITDA	$100.9	$35.3	$90.9	$32.8

Note 1:	Includes depreciation expense disclosed as a component of cost of services in the amount of $0.6, $0.2, $0.6 and $0.2 for the nine and three months ended December 30, 2005 and December 31, 2004, respectively. In addition, includes non-cash amortization of equity based compensation issued to select members of management and the Company’s parent’s Board of Directors in the amount $1.0 for the nine and three months ended December 30, 2005.

Note 2:	In connection with the 2005 Acquisition, the Company adopted a special retention plan, under which fifteen key management employees became eligible to receive an incentive payment payable thirty days following the six-month anniversary of the consummation of the 2005 Acquisition. The expense related to the special retention plan has been recognized over the related service period requirement. Adjusted EBITDA excludes the expense recognized during the respective period related to the management incentive payments.